Exhibit 28 (h) (2) (c) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXECUTION VERSION

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 1st day of March, 2022, by and between each Trust (hereinafter each a “Trust”, and collectively the “Trusts” as applicable) listed on Appendix A hereto (as such Appendix be amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).

WHEREAS, certain Trusts may be authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, such series shall be named under the respective Trust in the attached Appendix A, which may be amended by the parties from time to time (each such series and all classes thereof, together with all other series and all classes thereof subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Trust shall create and redeem shares of the Portfolios (the “Shares”) only in aggregations of Shares known as “Creation Units” in an amount of Shares as set forth on Appendix A (each a “Creation Unit”) principally in kind, or in cash for portfolio securities of the particular Portfolio, as more fully described in the current prospectus and statement of additional information of such Portfolio, included in the Trust’s registration statement on Form N-1A;

WHEREAS, only financial intermediaries that are “Authorized Participants” (as defined herein) and that have entered into an Authorized Participant Agreement (each, a “Participant Agreement”) with Federated Securities Corporation, the Trust’s Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, each Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment; Duties of the Bank

1.1       Subject to the terms and conditions set forth in this Agreement, each Trust, on behalf of itself and where applicable, its Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares of the Portfolios, and as the Trust’s dividend disbursing agent with respect to the Portfolios.

1.2       Pursuant to such appointment, the Bank agrees that it will perform the following services:

(a)       In accordance with the terms and conditions of this Agreement and the Authorized Participant Agreements prepared by the Distributor, a form of which is attached hereto as Exhibit A, as in effect from time to time, the Bank shall:

(i)       Perform and facilitate the performance of purchases and redemption of Creation Units;

(ii)       Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by each Trust on behalf of the applicable Trust;

(iii)       Maintain the record of the name and address of the Shareholder and the number of Shares issued by each Trust and held by the Shareholder;

(iv)       Record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are outstanding, and, based upon data provided to it by each Trust, the total number of authorized Shares. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares, which functions shall be the sole responsibility of each Trust.

(v)       Prepare and transmit to each Trust and each Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

(vi)       On days that a Trust may accept orders for purchases or redemptions, calculate and transmit to the Distributor and such Trust’s administrator the number of outstanding Shares;

(vii)       On days that a Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, such Trust and DTC the amount of Shares purchased on such day;

(viii)       Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix)       Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x)       Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(xi)       Distribute or maintain, as directed by each Trust, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii)       Send to the National Securities Clearance Corporation on the evening of each trade day a portfolio composition file for each Trust displaying the individual securities and the weightings that make up the each Trust’s basket(s) for the following trade day;

(xiii)       Maintain those books and records of each Trust specified by such Trust in Schedule I attached hereto;

(xiv)       Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xv)       Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of each Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of a Trust and hold such Shares in the account of the Shareholder for each of the respective Trusts;

(xvi)       Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York as custodian for each Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation and/or DTC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

(xvii)       Confirm the name, U.S taxpayer identification number and principle place of business of each Authorized Participant.

(xviii)       The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvii) above and in accordance with each Participant Agreement, as applicable.

(xix)       Except as otherwise instructed by a Trust, the Bank shall process all transactions in each Portfolio in accordance with the policies and procedures mutually agreed upon between a Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or from an Authorized Participant before any cut-offs established by such Trust, and such other matters set forth in items (i) through (xvii) above as these policies and procedures are intended to address.

(b)       The Bank may maintain and manage, as agent for each Trust, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions. The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.

(c)       In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, maintaining the items set forth on Schedule I attached hereto, and performing such services identified in each Participant Agreement.

(d)       The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i)       Annual and semi-annual reports of each Trust;

(ii)       Trust proxies, proxy statements and other proxy soliciting materials;

(iii)       Trust (or Portfolio) prospectus and amendments and supplements thereto, including stickers; and

(iv)       Other communications as a Trust may from time to time identify as required by law or as such Trust may reasonably request.

(v)       The Bank shall provide additional services, if any, as may be agreed upon in writing by a Trust and the Bank.

(e)       The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the Investment Company Act of 1940, as amended (the “1940 Act”) and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of each Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to a Trust on and in accordance with its request. At least annually, the Bank shall, upon a Trust’s request, provide the Trusts with the results of its latest SSAE-18 or equivalent control audit prepared by the Bank’s external auditors. In addition, the Bank shall participate, no more than once every 12 months, in the Trusts’ reasonable information security questionnaire process.

2.       Fees and Expenses

2.1       In consideration of the Bank’s services provided hereunder, the Trusts will (a) pay to the Bank the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended as agreed in a written amendment duly executed by a Trust and the Bank from time to time) and (b) reimburse the Bank for any reasonable and necessary out-of-pocket and incidental expenses incurred by the Bank in connection therewith, including but not limited to postage, forms, telephone, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of a Trust, will be reimbursed by such Trust.

2.2       Reasonable and necessary out-of-pocket expenses incurred by the Bank will be billed to a Trust based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Trust. Unless otherwise agreed by the parties, the undisputed portions of such amounts will be payable to the Bank within sixty (60) days of a Trust’s receipt of the relevant invoice. The parties shall use good faith efforts to resolve any disputed portions with respect to such payments and the Trusts shall pay such disputed amounts promptly upon resolution of the dispute. Without limiting the Bank’s other rights set forth in this Agreement, the Bank may charge interest on overdue undisputed amounts at a rate then charged by the Bank to its institutional custody clients in the relevant currency.

2.3       Each Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, a Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of such Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

3.       Representations and Warranties of the Bank

The Bank represents and warrants to each Trust that:

3.1       It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

3.2       It is duly qualified to carry on its business in the State of New York.

3.3       It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

3.4       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement. It is conducting its business in compliance in all material respects with laws and regulations applicable to its provisions of the services hereunder, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted.

3.6       It is in compliance with laws and regulations applicable to the services provided hereunder, including federal securities law requirements and it is registered and in good standing as a registered transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, and it will remain so registered for the duration of this Agreement. The Bank will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

4.       Representations and Warranties of the Trusts and Portfolios

Each Trust and Portfolio represents and warrants to the Bank that:

4.1       It is duly organized and existing and in good standing under the laws of its state of organization.

4.2       It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3       It is an open-end management investment company and will be registered under the 1940 Act at the time of any Share offering of a Series.

4.4       A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Trusts will be effective and will remain effective at any time in which the Trusts offer or sell their Shares during the term of this Agreement, and appropriate state securities law filings will have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.       Indemnification

5.1       The Bank shall not be responsible for, and each Portfolio shall, on behalf its respective Trust, severally and not jointly, indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against, any and all losses, direct damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense against any claims brought by a Portfolio, payments, expenses and liability (“Losses”) which may be sustained or incurred and arising out of or attributable to: (i) a Portfolio’s breach of any representation, warranty, or covenant of such Portfolio under this Agreement; or (ii) the Bank’s actions required to be taken pursuant to this Agreement, except for Losses arising out of its own bad faith, negligence or willful misconduct or that of its employees; or (iii) as a result of acting upon any written instructions signed or initialed by one or more persons as the Board of Trustees shall have from time to time authorized or upon any oral instructions if reasonably believed by the Bank to have been given by a person duly authorized by the Trust or Portfolio to give such instructions and the Bank promptly confirms such oral instructions in writing as set forth above (“Proper Instructions”); or (iv) upon reasonable reliance of information or records given or made by the Trust or Portfolio.

5.2       Subject to the limitations of liability contained in Section 6 of this Agreement, each Portfolio, severally and not jointly, shall not be responsible for, and the Bank shall indemnify and hold each Portfolio and its respective directors, officers, employees and agents harmless from and against Losses that are the direct result of the Bank’s bad faith, negligence or willful misconduct, except for Losses arising out of such Portfolio's own bad faith, negligence or willful misconduct or that of its directors, officers, employees and agents.

5.3       This indemnification provision shall apply to actions taken or omissions pursuant to this Agreement or a Participant Agreement.

6.       Standard of Care and Limitation of Liability

The Bank agrees that it shall perform its duties hereunder in accordance with legal and regulatory requirements applicable to the services provided hereunder, and will exercise reasonable care in the performance of its duties under this Agreement. The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to each Trust and Portfolio for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Trust or Portfolio arising out of the Bank’s own negligence, bad faith or willful misconduct or that of its employees, or its breach of any of its representations. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and not Section 4-209 of the Uniform Commercial Code which shall be superseded by this Article. In no event shall a party hereto be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank’s standard or care:

(a)       The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors from a Trust or its agents, and (ii) have been prepared, maintained or performed by a Trust or any authorized personnel on behalf of such Trust including but not limited to any previous transfer agent or registrar.

(b)       The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any Proper Instructions.

(c)       The offer or sale of Shares by or for a Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

7.       Concerning the Bank

7.1

(a)       The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank and shall be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact to the same extent as if such actions or omissions to act were by the Bank.

(b)       The Bank may, without the prior consent of any Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

7.2       The Bank shall be entitled to conclusively rely upon Proper Instructions actually received by the Bank and reasonably believed by the Bank to be issued from a person duly authorized by the Portfolio and delivered. Each Trust agrees to promptly forward to the Bank written instructions confirming oral instructions. Each Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.

7.3       The Bank shall establish and maintain business continuity and disaster recovery plans and back-up system satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”) designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services and that makes reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trusts; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable. The Bank shall test the ability to recover to alternate data processing equipment in accordance with its program standards, and provide a high-level summary of business continuity test results to the Trusts upon request. The Bank will remedy any material deficiencies in accordance with the Bank’s program standards. Upon reasonable advance notice, and at no cost to the Bank and at a time mutually agreeable to the parties, each Trust retains the right to review in a Bank clean room the Bank’s business continuity, crisis management, disaster recovery, and third-party vendor management processes and programs (including discussions with the relevant subject matter experts and an on-site review of the production facilities used) related to delivery of the services no more frequently than an annual basis; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from the Bank’s premises except as mutually agreed in writing. Upon reasonable request, the Bank also shall discuss with senior management of a Trust any business continuity/disaster recovery plan of the Bank and/or provide a high-level presentation summarizing such plan. The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its gross negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics or pandemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Upon the occurrence of any such delay or failure, the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances. In the event that a Trust reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Trust may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Trust’s expense, contracting with another service provider to provide such services during such period; provided, that the Trust shall consult with the Bank in good faith in connection with any such mitigation and the Bank shall provide the Trust reasonable assistance in good faith in connection therewith; provided, further, that the Bank shall resume providing, and the Trust shall pay for, such services when the Bank resumes providing them, unless the Trust have terminated this Agreement pursuant to the terms of Section 9. Notwithstanding anything set forth in this Section 7.3, (a) in no event shall a Trust be obligated to pay any fees under this Agreement to the Bank with respect to any services not actually provided during any event described in this Section 7.3, and (b) the Trust shall have no responsibility to pay the Bank for services temporarily performed by a third party service provider.

7.4       The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participation Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participation Agreement.

7.5       At any time the Bank may apply to an officer of the Trusts, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trusts may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may consult with legal counsel of its own choosing, but is not obligated to do so, and advise the Trusts if any instructions provided by the Trusts at the request of the Bank pursuant to this Article or otherwise would, to the Bank’s knowledge, cause the Bank to take any action or omit to take any action contrary to any law, rule, regulation or commercially reasonable practice for similarly situated service providers. In the event a situation or circumstance arises whereby the Bank adopts a course of conduct in reliance upon written legal advice it has received (which need not be a formal opinion of counsel) and the course of conduct is not identical to the course of conduct contained in the instructions received from the Trusts, the Bank may reply upon and follow the written legal advice without liability hereunder provided it otherwise acts in compliance with this Agreement and notifies the Trusts of its determination.

7.6       The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trusts.

7.7       The Bank shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trusts shall retain all ownership rights in each particular Trust’s data or maintained or prepared by the Bank in connection with the services provided by the Bank hereunder. The Bank agrees that all records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the applicable Trust and will be preserved, maintained in accordance with the record retention policies of the Bank and made available upon reasonable request to the Trust.

7.8       Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a)       The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trusts to request such issuance, sale or transfer;

(b)       The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trusts to request such purchase;

(c)       The legality of the declaration of any dividend by the Trusts, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)       The legality of any recapitalization or readjustment of the Shares.

8.       Providing of Documents by the Trusts and Transfers of Shares

8.1       Each Trust shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.

8.2       In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3       The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.

8.4       The Trusts shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:

(a)       A certified copy of the amendment to each Trust’s Declaration of Trust with respect to such increase, decrease or change; and

(b)       An opinion of counsel for each applicable Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of such Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.5       Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, each applicable Trust shall deliver to the Bank:

(a)       A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for such Trust that no other order or consent is required; and

(b)       An opinion of counsel for such Trust, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of such Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.6       The Bank and the Trusts agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees, agents, attorneys-in-fact or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule. The foregoing confidentiality obligation shall not apply to any information to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party: (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the information provided by the protected party. Further, the Bank shall have in place and maintain administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

8.7       The Bank and the Trusts acknowledge that their obligation to protect the information described in Section 8.6 is essential to the business interest of the Trusts and the Bank, respectively, and that the disclosure of such information in breach of this Agreement may cause the Trusts or Bank immediate, substantial and irreparable harm, the value of which would be difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of information set forth in Section 8.6 in breach of this Agreement, the disclosing party shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

8.8       In case of any requests or demands for the inspection of the Shareholder records of the Trusts, the Bank will promptly employ reasonable commercial efforts to notify the applicable Trust and secure instructions from an authorized officer of such Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.       Termination of Agreement

9.1       The term of this Agreement shall be three (3) years commencing upon the date hereof (the “Initial Term”) and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless a party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below:

(a)       Any party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trusts, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

(b)       Any party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Any party hereto may exercise its termination right under this Section 9.1(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.

9.2       Should a Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by such Trust.

9.3       The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 5 and Article 6 shall survive any termination of this Agreement.

9.4       In the event that this Agreement is terminated or not renewed, the Bank agrees that, in order to provide for uninterrupted service to the Trusts, the Bank shall, at the Trusts’ request, offer reasonable assistance to the Trusts in converting, within a reasonable time frame agreed to by the parties, the Trusts’ records from the Bank’s systems to whatever services or systems are designated by the Trusts (the “Deconversion”) (subject to the recompense of the Bank for such assistance at their standard rates and fees in effect at the time). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Bank (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Bank, except to the extent necessary to effectuate such Deconversion and then, only pursuant to a written confidentiality agreement executed between the Bank and the new service provider, or (iii) to develop Deconversion software, to modify any of the Bank’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

9.5       Notwithstanding anything contained in this Agreement to the contrary, should the Trusts desire to move any of their services provided by the Bank hereunder to a successor service provider prior to the expiration of the Initial Term or then current Subsequent Term, the Bank shall make a good faith effort to facilitate the conversion on such prior date. In connection with the foregoing, should services be converted to a successor service provider, other than following a termination for cause pursuant to Section 9.1(a), then the Trusts will pay to the Bank an amount equal to the average monthly fee paid by the Trusts to the Bank under the Agreement multiplied by the number of months remaining in the Initial or Subsequent Term. In exchange for the payment of all fees owing to the Bank under this Section 9.5, all fees, charges and expenses for services provided that have accrued and remain unpaid, and any fees and expenses for the provision of Deconversion services, the Bank shall: (i) provide the Deconversion services set forth in Section 9.4; (ii) waive any claim against the Trusts for material breach or default with respect to the obligation of the Trusts to pay such outstanding and unpaid fees to the Bank; and (iii) such payment shall constitute the Bank's sole remedy with respect thereto. The Trusts shall cause the fees under this Section 9.5 to be paid to the Bank within sixty (60) days after the conversion or termination of services.

9.6       Upon termination of this Agreement, each party shall return to the other party all copies of information described in Section 8.6 or information received from such other party hereunder or shall, upon request of the Trusts, destroy or render unrecoverable information described in Section 8.6 or information received (and certify to its destruction or unrecoverable status), other than materials or information required to be retained by such party for audit or archival purposes or under applicable law or regulation.

10.       Additional Portfolio

In the event that a Trust establishes one or more additional series of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series shall be a Portfolio hereunder, and such additional issuance shall become Shares hereunder. Each such writing shall be considered an amendment to, and become a part of, this Agreement.

11.       Assignment

11.1       Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, either party may assign this Agreement to a party controlling, controlled by or under common control with it. For the avoidance of doubt transfer of this Agreement to a successor entity resulting from the merger or reorganization of a Fund shall not constitute an assignment hereunder.

11.2       Notwithstanding the foregoing: (i) the Bank may assign or transfer this Agreement to any Bank Affiliate, provided that the Bank gives the Trusts sixty (60) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of the Bank; and (ii) the Bank may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Bank under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not limit the Bank’s liability with respect to selecting such unaffiliated third party hereunder. If the Bank assigns or transfers this Agreement pursuant to this Section 11 to a non-Bank Affiliate without the written consent of the Trust, the Trust shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. The Bank shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Bank; provided that such information is publicly available information and that the Bank makes such information available to its clients generally.

11.3       Any attempt to transfer or assign this Agreement in violation of this Article 11 shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.       Severability and Beneficiaries

12.1       In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided obligation of the Trusts to pay is conditioned upon provision of services. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

12.2       This Agreement is solely for the benefit of the Bank, the Trusts, and the Portfolios, and none of any Participant (as defined in the Participation Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

13.       Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14.       New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trusts and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trusts hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trusts and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

15.       Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.       Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

If to the Trusts:

Federated Hermes ETF Trust
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222
ATTN: Brandon Clark, Director of ETF Business

17.       Information Sharing

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trusts consent to the disclosure of and authorize the Bank to disclose information regarding the Trust ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to substantially similar confidentiality obligations with respect to such information as those provided in this Section 17, and (ii) the Bank may store the names and business contact information of a Trust's employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, so long as such aggregated data represents a sufficiently large sample that no Portfolio data can be identified either directly or by inference or implication and provided further that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

18.       Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.       Limitation of Liability of Trustees and Shareholders of the Trust

The execution and delivery of this Agreement have been authorized by the Board of Trustees of each Trust and signed by an authorized officer of each Trust, acting as such, and neither such authorization by the Board of Trustees nor the execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the members of the Board of Trustees of each Trust, but bind only the property of each Trust, severally and not jointly, as provided in, as applicable, each Trust’s articles of incorporation or declaration of trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the latest date set forth below.

EACH PORTFOLIO OF EACH TRUST LISTED ON APPENDIX A

By:  /s/ Lori A. Hensler
Name: Lori A. Hensler
Title: Treasurer
Date: June 29, 2022

THE BANK OF NEW YORK MELLON

By:  /s/ Nicole Fouron
Name: Nicole Fouron
Title: Managing Direction
Date: November 7, 2022

APPENDIX A

Trust

Federated Hermes ETF Trust

Portfolio

Portfolio Creation Unit Size

Federated Hermes U.S. Strategic Dividend ETF

Federated Hermes MDT Large Cap Growth ETF

Federated Hermes MDT Large Cap Value ETF

Federated Hermes MDT Small Cap Core ETF

Federated Hermes MDT Large Cap Core ETF

Federated Hermes Enhanced Income ETF

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) is made as of the 1st day of July, 2025 (“Effective Date”), by and among each Trust (hereinafter each a “Trust”, and collectively the “Trusts” as applicable) listed on Appendix A hereto (as such Appendix be amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).

BACKGROUND:

A.       The Bank and the Trust entered into a Transfer Agency and Service Agreement dated as of March 1, 2022 (the “Agreement”) relating to the Bank’s provision of services to the portfolios identified on Appendix A thereto (each, a “Series”).

B.       The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.       Appendix A to the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

2.       Miscellaneous.

a.       As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

b.       Each party represents and warrants to the other party that it has full authority to enter into this Amendment to the Agreement upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party to the Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

EACH PORTFOLIO OF EACH TRUST LISTED ON APPENDIX A

By: /s/ Ronald J. Ecoff
Name: Ronald J. Ecoff
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON

By: Megan Palleria
Name: Meghan Palleria
Title: Senior Director, Relationship Manager

APPENDIX A

Trust

Federated Hermes ETF Trust

Portfolio

Federated Hermes U.S. Strategic Dividend ETF

Federated Hermes MDT Large Cap Core ETF

Federated Hermes MDT Large Cap Growth ETF

Federated Hermes MDT Large Cap Value ETF

Federated Hermes MDT Small Cap Core ETF

Federated Hermes Enhanced Income ETF

SCHEDULE I

Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC

Dividend Records

Year-end Statements and Tax Forms